EXHIBIT 99.1

For Immediate Release

Citadel Exploration Announces Increased Production of 500% From Initial Return to Production Program.

Newport Beach, CA, September 16, 2015 - Citadel Exploration, Inc. (OTCQB: COIL) (“Citadel” or “the Company”), a pure-play California oil company with operations in the San Joaquin Basin of California, announced today that production at the recently acquired Kern Bluff Oil Field has increased from 8 barrels of oil per day (BOPD) at acquisition to over 50 BOPD as the result of performing two workovers in the field. The Company is currently completing six additional workovers, and expects to have all eight wells on production by the end of the month.

Citadel’s CFO Phil McPherson is scheduled to present to investors on Thursday September 17th at the Singular Research 10th Annual "Best of the Uncovered" 2015 Conference in Los Angeles. The conference is being held at the Luxe Sunset Boulevard Hotel. Citadel is scheduled to present at 11:30 am Pacific. A new investor presentation is available at Citadel’s website: www.citadelexploration.com

"With operations in full swing at our recently acquired Kern Bluff Oil Field, this is a great time for both new and existing investors to get an update on Citadel’s progress,” said Mr. McPherson. “While the energy sector is currently out of favor, given low oil prices, we believe the cycle will repeat and higher commodity prices are inevitable. This asset gives us years of conventional inventory from which we can grow production and shareholder value,” he added.

About Citadel Exploration, Inc.:

Citadel Exploration (OTCQB: COIL) is a pure-play California oil company with operations in the San Joaquin Basin of California. Citadel has a broad portfolio of capital investment opportunities arising from management’s extensive knowledge of the geology and the history of oil and gas exploration and development in California.

Citadel currently is focusing its efforts on two primary prospects:  The recently acquired Kern Bluff Oil Field and the 3,000 acre Yowlumne Project located in the Southern San Joaquin Basin of Kern County.

Citadel prides itself on its legacy of discovery and innovation in the industry, and is committed to a plan of careful, deliberate growth tempering risk by focusing on historically successful projects.  The best place to find oil is where it has already been found.

Company Contact:

Phil McPherson – CFO

949-612-8040